                                                                    Exhibit 99.1

--------------------------------------------------------------------------------
                TRACTOR SUPPLY COMPANY REPORTS FOURTH QUARTER AND
                                FULL YEAR RESULTS
                  ~ FOURTH QUARTER TOTAL SALES INCREASE 17.4% ~
                       ~ SAME-STORE SALES INCREASE 7.7% ~
           ~ FOURTH QUARTER EPS IS $0.55, AHEAD OF COMPANY GUIDANCE ~
--------------------------------------------------------------------------------

Brentwood, Tennessee, February 3, 2005 - Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced financial results for its fourth fiscal quarter and fiscal year ended December 25, 2004. Additionally, the Company provided its current outlook for fiscal 2005.


FOURTH QUARTER RESULTS
----------------------

Net sales for the quarter increased 17.4% to $456.0 million from $388.5 million last year. Same-store sales increased 7.7% versus last year's 9.6% gain. The Company's same-store sales were positive in all geographic regions, representing broad-based strength across the chain. In addition, higher selling prices in certain categories, such as steel, grain, and petroleum based products, contributed approximately 3.4% of the same-store sales increase.

Gross profit increased 18.6% to $145.4 million and gross margin was 31.9% compared to 31.5% for the comparable quarter in 2003. Margin improved as a result of several factors, including: (i) higher selling prices, (ii) a sales mix shift towards higher margin products and (iii) increased vendor marketing support. While gross margin expanded 40 basis points, the Company continued to face challenges from higher steel and other commodity costs, which triggered a LIFO charge of approximately $4.5 million.

Selling, general and administrative expenses remained stable at 22.8% of sales compared to last year. The Company's effective tax rate was 34.6% compared to 39.5% in the prior year, resulting primarily from a lower effective state income tax rate due to the mix of business by state and revised allocation factors.

Net income for the quarter increased 32.0% to $22.3 million, or $0.55 per diluted share, compared to $16.9 million, or $0.41 per diluted share, for the comparable quarter in 2003.

During the fourth quarter, the Company opened 15 new stores and relocated another seven stores compared to two new and six relocated stores in the fourth quarter of 2003.

Jim Wright, President and Chief Executive Officer of Tractor Supply Company, stated, "We are very pleased with our results for the fourth quarter. We were not only able to generate very strong sales performance, but also grew our bottom-line significantly over last year. Moreover, we successfully resolved the challenges from the third quarter, which allowed us to produce solid gross margin improvement despite heavy inflationary pressures. Finally, we controlled our expenses in the quarter, with SG&A remaining level as a percent of sales while we expanded our distribution capacity and opened an increased number of new stores."


FULL YEAR RESULTS
-----------------

For the fiscal year, net sales increased 18.1% to $1,738.8 million and same-store sales increased 9.9% versus last year's 7.0% gain. Gross margin for the year decreased 30 basis points to 30.2%, reflecting higher freight costs, delays in increasing selling prices and a $9.6 million LIFO charge. Selling, general


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                                                                    Exhibit 99.1


and administrative expenses as a percent of sales increased 20 basis points to 22.8%, which includes approximately $3.2 million for the consolidation and relocation of the Company's store support center. The Company's effective tax rate was 36.0% compared to 37.5% in the prior year, resulting primarily from a lower effective state income tax rate due to the mix of business by state.

Net income for fiscal 2004 increased 15.8% to $65.4 million, or $1.61 per diluted share, compared to net income of $56.5 million, or $1.40 per diluted share, for the prior year. The results of fiscal 2004 included approximately $2.1 million in after-tax costs related to the consolidation and relocation of the store support center. The results of fiscal 2003 included an after-tax charge of $1.9 million related to the adoption of new accounting guidance for vendor allowances.

During the fiscal year, the Company opened 53 new stores and relocated another 20 stores compared to 31 new and 18 relocated stores in the prior year. The Company has also increased its overall distribution center capacity.

Mr. Wright continued, "In fiscal 2004, we successfully accomplished many strategic initiatives, including exceeding our plan for new store openings, entering the California market, significantly expanding our distribution capacity and relocating our store support center. We finished the year strong, producing solid same-store sales and controlling our operating expenses. Above all else, we are proud of our ability to stay on track with our aggressive growth strategy while continuing to produce solid financial results."


FISCAL 2005 OUTLOOK
-------------------

Based on current visibility, the Company anticipates net sales for fiscal 2005 (a 53-week fiscal year) will range from $2,000 million to $2,025 million, an increase of 15.0% to 16.4% over fiscal 2004. The Company's guidance assumes a same-store sales increase of approximately 4.0% to 5.0% and the addition of 60-65 new stores. The Company expects 2005 net income will range between $81.7 million and $83.3 million, or $1.95 to $1.99 per fully diluted share, excluding an estimated $2.0 million after-tax expense associated with stock options under the new accounting rules which will take effect in July 2005. Assuming application of this new accounting rule for the full years 2004 and 2005, the after-tax impact of this change in accounting for stock options, is estimated to be approximately $4.0 million (or $0.10 per diluted share) in each year.

Mr. Wright concluded, "We are optimistic about 2005. We are taking actions that we believe will support our growth, including continuing to invest in distribution capacity and systems and executing our store rollout plan. At the same time, we remain focused on improving our operating margins and growing our bottom line. Our strong results continue to demonstrate the attractiveness of our market niche as well as the growing recognition of our unique retail concept, extensive merchandise selection, and premier customer service. Moreover, we are focused on managing the Company for long-term shareholder value and are confident that we are well positioned for prosperous growth in the future."

At December 25, 2004, Tractor Supply Company operated 515 stores in 32 states, focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, animal and pet products, including everything necessary for their health, care, growth and containment; (2) maintenance products for agricultural and rural use; (3) hardware and tool products; (4) seasonal products, including lawn and garden power equipment; (5) truck, trailer and towing products; and (6) work clothing for the entire family.

Tractor Supply Company will be hosting a conference call at 9 a.m. Eastern Time on February 4, 2005 to further discuss the quarterly results. The call will be simultaneously broadcast over the Internet on the Company's homepage at WWW.MYTSCSTORE.COM and can be accessed under the subheading "INVESTOR RELATIONS."


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                                                                    Exhibit 99.1

FOOTNOTES:

o ALL COMPARISONS TO PRIOR PERIODS ARE TO THE RESPECTIVE PERIOD OF THE PRIOR FISCAL YEAR UNLESS THE CONTEXT SPECIFICALLY INDICATES OTHERWISE.

o AS WITH ANY BUSINESS, ALL PHASES OF THE COMPANY'S OPERATIONS ARE SUBJECT TO INFLUENCES OUTSIDE ITS CONTROL. THIS INFORMATION CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS, INCLUDING STATEMENTS REGARDING ESTIMATED RESULTS OF OPERATIONS IN FUTURE PERIODS. THESE STATEMENTS INCLUDE REFERENCE TO CERTAIN FACTORS, ANY ONE, OR A COMBINATION, OF WHICH COULD MATERIALLY AFFECT THE RESULTS OF THE COMPANY'S OPERATIONS. THESE FACTORS INCLUDE GENERAL ECONOMIC CYCLES AFFECTING CONSUMER SPENDING, WEATHER FACTORS, OPERATING FACTORS AFFECTING CUSTOMER SATISFACTION, CONSUMER DEBT LEVELS, INFLATION, PRICING AND OTHER COMPETITIVE FACTORS, THE ABILITY TO ATTRACT, TRAIN AND RETAIN QUALIFIED EMPLOYEES, THE ABILITY TO IDENTIFY SUITABLE LOCATIONS AND NEGOTIATE FAVORABLE LEASE AGREEMENTS ON NEW AND RELOCATED STORES, THE TIMING AND ACCEPTANCE OF NEW PRODUCTS IN THE STORES, THE MIX OF GOODS SOLD, THE CONTINUED AVAILABILITY OF FAVORABLE CREDIT SOURCES, CAPITAL MARKET CONDITIONS IN GENERAL AND THE SEASONALITY OF THE COMPANY'S BUSINESS. FORWARD-LOOKING STATEMENTS MADE BY OR ON BEHALF OF THE COMPANY ARE BASED ON KNOWLEDGE OF ITS BUSINESS AND THE ENVIRONMENT IN WHICH IT OPERATES, BUT BECAUSE OF THE FACTORS LISTED ABOVE, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE REFLECTED BY ANY FORWARD-LOOKING STATEMENTS. CONSEQUENTLY, ALL OF THE FORWARD-LOOKING STATEMENTS MADE ARE QUALIFIED BY THESE CAUTIONARY STATEMENTS AND THERE CAN BE NO ASSURANCE THAT THE ACTUAL RESULTS OR DEVELOPMENTS ANTICIPATED BY THE COMPANY WILL BE REALIZED OR, EVEN IF SUBSTANTIALLY REALIZED, THAT THEY WILL HAVE THE EXPECTED CONSEQUENCES TO OR EFFECTS ON THE COMPANY OR ITS BUSINESS AND OPERATIONS. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO RELEASE PUBLICLY ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.


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                                                                    Exhibit 99.1


                              RESULTS OF OPERATIONS
                              ---------------------
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                             FOURTH QUARTER ENDED                            FISCAL YEAR ENDED
                                  --------------------------------------------   --------------------------------------------
                                      DEC. 25, 2004          DEC. 27, 2003           DEC. 25, 2004          DEC. 27, 2003
                                  ---------------------  ---------------------   ---------------------  ---------------------

                                               % of                   % of                     % of                    % of
                                               Sales                  Sales                    Sales                   Sales
                                               -----                  -----                    -----                   -----
Net sales                           $455,986   100.0%      $388,530   100.0%      $1,738,843   100.0%     $1,472,885   100.0%
Cost of merchandise sold             310,587    68.1        265,952    68.5        1,214,156    69.8       1,023,985    69.5
                                    --------   -----       --------   -----       ----------   -----      ----------   -----
   Gross margin                      145,399    31.9        122,578    31.5          524,687    30.2         448,900    30.5
Selling, general and
  administrative expenses            103,994    22.8         88,646    22.8          396,138    22.8         332,215    22.6
Depreciation and amortization          6,694     1.5          5,389     1.4           24,880     1.4          19,758     1.3
                                    --------   -----       --------   -----       ----------   -----      ----------   -----
   Income from operations             34,711     7.6         28,543     7.3          103,669     6.0          96,927     6.6
Interest expense, net                    698      0.1           688     0.2            1,440     0.1           3,444     0.2
                                    --------   -----       --------   -----       ----------   -----      ----------   -----
Income before income taxes and
  cumulative effect of accounting
  change                              34,013     7.5         27,855     7.1          102,229     5.9          93,483     6.4
Income tax provision                  11,756     2.6         10,995     2.8           36,823     2.1          35,094     2.4
                                    --------   -----       --------   -----       ----------   -----      ----------   -----
Net income before cumulative
  effect of accounting change         22,257     4.9         16,860     4.3          65,406      3.8          58,389     4.0
Cumulative effect of accounting
  change, net of tax                     ---     ---            ---     ---              ---     ---           1,888     0.1
                                    --------   -----       --------   -----       ----------   -----      ----------   -----
Net income                          $ 22,257     4.9%      $ 16,860     4.3%      $   65,406     3.8%     $   56,501     3.9%
                                    ========   =====       ========   =====       ==========   =====      ==========   =====

Net income per share, before
  cumulative effect of accounting
  change:
       Basic                        $   0.58               $   0.45               $     1.71              $     1.57
       Diluted                      $   0.55               $   0.41               $     1.61              $     1.45

Net income per share, including
  cumulative effect of accounting
  change:
       Basic                        $   0.58               $   0.45               $     1.71              $    1.52
       Diluted                      $   0.55               $   0.41               $     1.61              $    1.40

Weighted average shares
 outstanding (000's):
       Basic                          38,285                 37,342                   38,148                  37,076
       Diluted                        40,639                 40,696                   40,689                  40,271

                                                                    Exhibit 99.1

                                  BALANCE SHEET
                                  -------------
                                 (IN THOUSANDS)

                                                                            DEC. 25,               DEC. 27,
                                                                              2004                   2003
                                                                          ----------------------------------
                          ASSETS
Current assets:
    Cash and cash equivalents                                              $   28,941             $   19,980
    Inventories                                                               385,127                324,518
    Prepaid expenses and other current assets                                  30,659                 27,725
    Assets held for sale                                                        2,272                  3,636
    Deferred income taxes                                                      11,584                  7,467
                                                                           ----------             ----------
         Total current assets                                                 458,583                383,326

Property and equipment, net                                                   210,780                148,591
Other assets                                                                    6,446                  4,292
                                                                           ----------             ----------

TOTAL ASSETS                                                               $  675,809             $  536,209
                                                                           ==========             ==========



         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable                                                       $  147,950             $  131,564
    Accrued employee compensation                                              10,703                 12,716
    Accrued expenses                                                           78,181                 53,943
    Current portion of capital lease obligations                                  882                    339
                                                                           ----------             ----------
         Total current liabilities                                            237,716                198,562

Revolving credit loan                                                          32,279                 19,403
Capital lease obligations                                                       2,465                  1,807
Deferred income taxes                                                           9,174                  8,879
Other long-term liabilities                                                    17,861                 12,174
                                                                           ----------             ----------
         Total liabilities                                                    299,495                240,825
                                                                           ----------             ----------

Stockholders' equity:
    Common stock                                                                  306                    299
    Additional paid-in capital                                                 77,600                 62,083
    Retained earnings                                                         298,408                233,002
                                                                           ----------             ----------
         Total stockholders' equity                                           376,314                295,384
                                                                           ----------             ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                 $  675,809             $  536,209
                                                                           ==========             ==========